CSW Industrials Reports Fiscal 2023 Second Quarter and First Half Results with
Record Revenue, EPS and EBITDA in Each Reporting Period

DALLAS, November 3, 2022 (GLOBE NEWSWIRE) -- CSW Industrials, Inc. (Nasdaq: CSWI or the "Company") today reported results for the fiscal 2023 second quarter and first half periods ended September 30, 2022.

Fiscal 2023 Second Quarter Highlights (comparisons to fiscal 2022 second quarter)

•Total revenue increased 23% to $191.2 million, of which 16%, or $24.5 million, was organic growth, with all segments contributing to organic growth
•Net income attributable to CSWI increased 34% to $24.3 million, compared to $18.2 million, no adjustments to earnings in either period
•Earnings per diluted share (EPS) improved 37% to $1.57, compared to $1.15
•EBITDA increased 29% to $43.9 million, equating to a 23% EBITDA margin
•Net cash provided by operating activities of $30.5 million, compared to $23.8 million
•Maintained balance sheet strength with leverage ratio, in accordance with our credit facility, of approximately 1.6x debt to EBITDA, as compared to 1.7x as of June 30, 2022
•Closed previously announced acquisitions of Cover Guard and AC Guard and, subsequent to quarter-end, closed Falcon Stainless acquisition, for aggregate purchase price of $58.1 million, expanding product offerings sold into the heating, ventilation, air conditioning and refrigeration (HVAC/R), and plumbing end markets

Fiscal 2023 First Half Highlights (comparisons to fiscal 2022 first half)

•Total revenue increased 23% to $391.1 million, of which 17%, or $54.6 million, was organic growth, with all segments contributing to organic growth
•Net income attributable to CSWI increased 39% to $53.8 million, compared to $38.6 million, or $41.6 million adjusted to exclude the final TRUaire purchase accounting effect in the prior year fiscal first half
•EPS of $3.45, compared to $2.45, or $2.64 adjusted to exclude the final TRUaire purchase accounting effect
•EBITDA increased 25% to $93.5 million, equating to a 24% EBITDA margin
•Net cash provided by operating activities of $47.3 million, compared to $42.8 million
•Returned cash to shareholders of $40.9 million, including $35.6 million through share repurchases and $5.3 million in dividends

Comments from the Chairman, President, and Chief Executive Officer

Joseph B. Armes, CSW Industrials’ Chairman, President, and Chief Executive Officer, commented, "Against a backdrop of macroeconomic uncertainty, our team continues to perform exceptionally well, combining operational excellence, disciplined capital allocation, and a keen focus on customer service. These efforts have produced impressive financial results for the fiscal second quarter demonstrating the resiliency of our business model and the high value that customers derive from our products. Remarkably, operating leverage drove EPS growth by 37% on 23% growth in revenue. In light of the strength of our fiscal first half, and including our recent acquisitions, we now expect a year-over-year revenue growth rate of approximately 20% with an EBITDA margin of approximately 22% for the full year."

Fiscal 2023 Second Quarter Consolidated Results

Fiscal second quarter revenue was a fiscal second quarter record of $191.2 million, representing 22.9% growth from $155.6 million in the prior year period. Of the $35.6 million total growth, $24.5 million (15.8% of the 22.9% total growth) was organic growth due to pricing initiatives, with the remainder ($11.1 million of growth) contributed by the Shoemaker, Cover Guard, and AC Guard acquisitions. Subsequent to quarter-end, the Company acquired Falcon Stainless, which will be included in results beginning in the fiscal 2023 third quarter. Revenue increased in the HVAC/R, energy, architecturally-specified building products, mining and plumbing end markets, slightly offset by a decrease in the general industrial end market.

Gross profit in the fiscal second quarter was $80.6 million, representing 27.5% growth from $63.3 million in the prior year period, with the incremental profit resulting predominantly from revenue growth. Gross profit as a percent of sales increased to 42.2%, compared to 40.7% in the prior year period. Margin improvement resulted from cumulative price actions and TRUaire Vietnam COVID related expenses ($1.2 million) incurred in prior year period that did not recur.

Operating expenses as a percent of revenue were 23.7% in the current period, compared to 23.9% in the prior year period as strong sales growth outpaced an increase in operating expenses. Operating expenses were $45.3 million in the current year period, compared to $37.2 million in the prior year period. The additional expenses were primarily due to third-party sales commissions, marketing expenses, and travel associated with revenue growth; incremental costs related to the inclusion of Shoemaker in the current period; increased employee compensation (including equity compensation) to support growth; and increased professional fees related to information technology (IT) and recent acquisitions.

Operating income in the current period was $35.3 million, or 18.5% as a percentage of revenue, compared to the prior year period of $26.1 million, or 16.8% as a percentage of revenue. The 170 basis-point increase in operating income margin resulted from the previously discussed improvement in gross profit and operating expense margins.

In the current year period, net income attributable to CSWI increased 33.9% to $24.3 million, compared to the prior year period of $18.2 million, while EPS increased 36.5% to $1.57, compared to $1.15 in the prior year period.

Fiscal 2023 second quarter EBITDA increased to $43.9 million, representing 29.2% growth from $34.0 million in the prior year period. As sales growth outpaced incremental expenses, EBITDA as percent of revenue improved to 23.0% in the current period, from 21.9% in the prior year period.

The Company’s effective tax rate for the fiscal second quarter was 24.6%.

As of September 30, 2022, $260.0 million was outstanding on the $400.0 million Revolving Credit Facility, which resulted in borrowing capacity of $140.0 million. As of fiscal quarter end,

CSWI reported a leverage ratio, in accordance with the Revolving Credit Facility, of approximately 1.6x debt to EBITDA.

Following quarter end, the Company declared its fifteenth consecutive quarterly regular cash dividend in the amount of $0.17 per share, which will be paid on November 14, 2022, to shareholders of record on October 31, 2022.

Fiscal 2023 Second Quarter Segment Results

Contractor Solutions segment revenue was $130.3 million, a $27.0 million (26.1%) increase from the prior year period. Revenue growth was comprised of inorganic growth from Shoemaker, Cover Guard, and AC Guard ($11.1 million), and organic growth of $15.9 million (15.4% of the total 26.1% growth) due to pricing initiatives that were offset by a slight decrease in unit volumes. As compared to the prior year period, strong net revenue growth was driven by the HVAC/R, architecturally-specified building products, and plumbing end markets. Segment operating income improved to $32.3 million, compared to $26.8 million in the prior year period. The incremental profit resulted from strong revenue growth and TRUaire Vietnam COVID related expenses ($1.2 million) incurred in prior year period that did not recur, partially offset by increased spending on third-party sales commissions that accompany higher revenue, employee compensation as the segment builds the infrastructure to support growth, and professional fees primarily related to IT and the recent acquisitions. Segment operating income margin was 24.8%, compared to 25.9% in the prior year period as the additional operating expenses outpaced sales growth. Segment EBITDA in the current year period was $39.1 million, or 30.0% of revenue, compared to $32.4 million, or 31.3% of revenue in the prior year period.

Engineered Building Solutions segment revenue was $25.8 million, an 8.4% increase from the prior year period, due to successful commercial initiatives and new product introductions. Segment operating income improved to $3.5 million, or 13.5% of revenue, compared to the prior year period of $2.3 million, or 9.8% of revenue, due to the increased net revenue and management of operating expenses, partially offset by completion of lower margin legacy projects. Segment EBITDA improved to $3.9 million, or 15.0% of revenue, compared to $3.0 million, or 12.6% of revenue, in the prior year period.

Specialized Reliability Solutions segment revenue improved to $36.9 million, an $8.4 million (29.6%) increase from the prior year period, primarily due to pricing initiatives and unit volume growth. Increased net revenue was driven by the energy and mining end markets, partially offset by a decline primarily in the general industrial end market. GAAP segment operating income improved to $4.6 million, a 284.0% increase from $1.2 million in the prior year period, as strong organic revenue growth was partially offset by increased expenses related to material costs and third-party sales commissions. Segment operating income margin in the fiscal second quarter improved to 12.6%, compared to 4.2% in the prior year period as revenue growth outpaced increased expenses. Segment EBITDA improved to $6.1 million, or 16.5% of revenue, compared to $2.7 million, or 9.6% of revenue, in the prior year period.

Fiscal 2023 First Half Consolidated Results

Fiscal first half revenue was $391.1 million, representing 23.4% growth from $316.9 million in the prior year period, with growth in all three reporting segments and all end markets served.

Of the $74.3 million total growth, $54.6 million (17.2% of the 23.4% total growth) resulted from organic growth due to pricing initiatives, with the remainder ($19.7 million) contributed by the Shoemaker, Cover Guard, and AC Guard acquisitions.

GAAP gross profit in the fiscal first half was $167.1 million, representing $34.8 million (26.3%) growth from $132.3 million in the prior year period, with the incremental profit resulting predominantly from revenue growth, and the TRUaire purchase accounting effect ($3.9 million) and TRUaire Vietnam's COVID related expenses ($1.2 million) incurred in prior year period that did not recur, partially offset by increased material and freight costs. Gross profit as a percentage of sales was 42.7%, compared to the prior year period of 41.7%, or 43.0% adjusted for the purchase accounting effect.

Operating expenses as a percent of revenue improved to 23.2%, compared to 24.4% in the prior year period, as sales growth outpaced the increase in operating expenses. Operating expenses in the current year period were $90.9 million, compared to $77.3 million in the prior year period. The additional expenses were primarily due to third-party sales commissions, marketing expenses, and travel associated with revenue growth, incremental costs related to the inclusion of Shoemaker in the current period, increased employee compensation (including equity compensation) to support growth, and increased professional fees related to IT and recent acquisitions.

In the current period, GAAP operating income was $76.2 million, compared to $55.0 million, or $58.9 million adjusted for the aforementioned purchase accounting effect. The incremental adjusted operating income resulted from the gross profit increase, partially offset by the operating expense increase as discussed above. GAAP operating income margin in the current period improved to 19.5%, compared to the prior year period of 17.4%, or 18.6% on an adjusted basis. During the comparative periods, the enhanced operating income margin was due to the improvement in operating expense margin.

In the current period, reported net income attributable to CSWI improved to $53.8 million, or $3.45 per diluted share. In the prior year period, reported net income attributable to CSWI was $38.6 million, or $2.45 of EPS, and when adjusted to exclude the purchase accounting effect was $41.6 million, or $2.64 of EPS.

Fiscal 2023 first half EBITDA increased 24.7% to $93.5 million from $74.9 million in the prior year period. EBITDA as percent of revenue improved to 23.9%, compared to 23.6%, in the prior year period.

Net cash provided by operating activities for the fiscal 2023 first half was $47.3 million, compared to $42.8 million, as improved profit was partially offset by working capital use.

The Company’s effective tax rate for the fiscal first half was 24.6% on a GAAP basis, and the Company expects a tax rate of approximately 25% for fiscal year 2023.

During the fiscal 2023 first half, the Company repurchased 335,481 shares for an aggregate purchase price of $35.6 million under its current $100.0 million share repurchase authorization. Since inception of the current authorization, and through September 30, 2022, CSWI repurchased 461,596 shares for an aggregate purchase price of $50.0 million. CSWI initiated its inaugural share repurchase program in the fiscal 2018 third quarter and, since that time, has cumulatively returned $130.9 million to shareholders through the purchase of 1.9 million shares.

Fiscal 2023 First Half Segment Results

Contractor Solutions segment revenue was $267.9 million, a $54.3 million (25.4%) increase from the prior year period. Revenue growth was comprised of inorganic growth from Shoemaker, Cover Guard, and AC Guard ($19.7 million), and organic growth of $34.6 million (16.2% of the total 25.4% growth) due to pricing initiatives that were partially offset by a slight decrease in unit volumes. As compared to the prior year period, strong net revenue growth was driven by the HVAC/R, architecturally-specified building products, and plumbing end markets. GAAP segment operating income in the current year period was $68.6 million, compared to the prior year period of $56.3 million, or $60.2 million adjusted exclude the previously mentioned purchase price accounting effect. The incremental profit resulted from solid revenue growth, and the TRUaire purchase accounting effect ($3.9 million) and TRUaire Vietnam's COVID related expenses ($1.2 million) incurred in prior year period that did not recur, partially offset by increased expenses related to material and freight costs, third-party sales commissions, employee compensation as the segment builds the infrastructure to support growth, and professional fees primarily related to IT and recent acquisitions. Segment operating income margin in the fiscal year-to-date was 25.6%, compared to the prior year period of 26.3% (28.2% adjusted), as the increase in operating expenses outpaced revenue growth. Segment EBITDA in the current period was $82.1 million, or 30.7% of revenue, compared to $71.8 million, or 33.6% of revenue in the prior year period.

Engineered Building Solutions segment revenue was $54.4 million, a $4.9 million (9.9%) increase from the prior year period, primarily due to successful commercial initiatives and new product introductions. Segment operating income was $7.9 million, or 14.6% of revenue, an increase compared to the prior year period of $6.2 million, or 12.5% of revenue, due to the increased net revenue and management of operating expenses, partially offset by completion of lower margin legacy projects. Segment EBITDA in the current period was $8.7 million, or 15.9% of revenue, compared to $7.3 million, or 14.7% of revenue in the prior year period. There were no adjustments in either period.

Specialized Reliability Solutions segment revenue improved to $72.6 million, a $18.7 million (34.7%) increase from the prior year period of $53.9 million, due to pricing initiatives and increased unit volumes, with growth in all end markets served. In the current year period, Segment operating income improved to $9.7 million, or 13.4% of revenue, compared to the prior year period of $1.9 million, or 3.5% of revenue. Improved segment operating income resulted from revenue growth, partially offset additional expenses related to material costs, third-party sales commissions, employee compensation and increased professional fees primarily related to IT. Segment EBITDA in the current period was $12.7 million, or 17.5% of revenue, compared to $5.0 million, 9.3% of revenue in the prior year period. There were no adjustments in either period.

All percentages are calculated based upon the attached financial statements and reconciliations of non-GAAP financial measures.

Conference Call Information

The Company will host a conference call today at 10:00 a.m. ET to discuss the results, followed by a question and answer session for the investment community. A live webcast of the call can be accessed at https://cswindustrials.gcs-web.com/. To access the call, participants may dial 1-844-825-9789, international callers may use 1-412-317-5180, and request to join the CSW Industrials earnings call.

A telephonic replay will be available shortly after the conclusion of the call and until, Thursday, November 17, 2022. Participants may access the replay at 1-844-512-2921, international callers may use 1-412-317-6671, and enter access code 10171953. The call will also be available for replay via webcast link on the Investors portion of the CSWI website www.cswindustrials.com.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Words or phrases such as "may," "should," "expects," "could," "intends," "plans," "anticipates," "estimates," "believes," "forecasts," "predicts" or other similar expressions are intended to identify forward-looking statements, which include, without limitation, earnings forecasts, effective tax rate, statements relating to our business strategy and statements of expectations, beliefs, future plans and strategies and anticipated developments concerning our industry, business, operations, and financial performance and condition.

The forward-looking statements included in this press release are based on our current expectations, projections, estimates, and assumptions. These statements are only predictions, not guarantees. Such forward-looking statements are subject to numerous risks and uncertainties that are difficult to predict. These risks and uncertainties may cause actual results to differ materially from what is forecast in such forward-looking statements, and include, without limitation, the risk factors described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K.

All forward-looking statements included in this press release are based on information currently available to us, and we assume no obligation to update any forward-looking statement except as may be required by law.

Non-GAAP Financial Measures

This press release includes an analysis of adjusted earnings per share attributable to CSWI, adjusted net income attributable to CSWI, and adjusted operating income, which are non-GAAP financial measures of performance. Attributable to CSWI is defined to exclude the income attributable to the non-controlling interest in the Whitmore JV.

CSWI utilizes adjusted EBITDA (earnings before interest, tax, depreciation and amortization) as an additional consolidated, non-GAAP financial measure, which consists of consolidated net income including income attributable to the non-controlling interest in the Whitmore JV, adjusted to remove the impact of income taxes, interest expense, depreciation and amortization, and significant nonrecurring items.

For a reconciliation of these measures to the most directly comparable GAAP measures and for a discussion of why we consider these non-GAAP measures useful, see the “Reconciliation of Non-GAAP Measures” section of this release.

About CSW Industrials, Inc.

CSW Industrials is a diversified industrial growth company with industry-leading operations in three segments: Contractor Solutions, Engineered Building Solutions, and Specialized Reliability Solutions. CSWI provides niche, value-added products with two essential commonalities: performance and reliability. The primary end markets we serve with our well-known brands include: HVAC/R, plumbing, general industrial, architecturally-specified building products, energy, mining, and rail. For more information, please visit www.cswindustrials.com.

Investor Relations

Adrianne D. Griffin
Vice President, Investor Relations, & Treasurer
214-489-7113
adrianne.griffin@cswi.com

CSW INDUSTRIALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Amounts in thousands, except per share amounts)	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021*	2022	2021*
Revenues, net	$191,192	$155,585	$391,126	$316,850
Cost of revenues	(110,545)	(92,333)	(224,054)	(184,572)
Gross profit	80,647	63,252	167,072	132,278
Selling, general and administrative expenses	(45,330)	(37,160)	(90,882)	(77,284)
Operating income	35,317	26,092	76,190	54,994
Interest expense, net	(3,106)	(1,430)	(4,891)	(2,967)
Other income (expense), net	40	(134)	210	(305)
Income before income taxes	32,251	24,528	71,509	51,722
Provision for income taxes	(7,936)	(6,169)	(17,557)	(12,677)
Net income	24,315	18,359	53,952	39,045
Less: Loss (income) attributable to redeemable noncontrolling interest	16	(188)	(179)	(412)
Net income attributable to CSW Industrials, Inc.	$24,331	$18,171	$53,773	$38,633

Net income per share attributable to CSW Industrials, Inc.
Basic	$1.58	$1.15	$3.46	$2.46
Diluted	$1.57	$1.15	$3.45	$2.45

Weighted average number of shares outstanding:
Basic	15,439	15,755	15,541	15,735
Diluted	15,477	15,811	15,574	15,796

*Prior periods have been adjusted to reflect the change in inventory accounting method, as described in our fiscal 2022 Form 10-K.

CSW INDUSTRIALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)
	September 30, 2022	March 31, 2022
(Amounts in thousands, except for per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$13,558	$16,619
Accounts receivable, net of allowance for expected credit losses of $1,220 and $1,177, respectively	125,901	122,804
Inventories, net	171,879	150,114
Prepaid expenses and other current assets	14,947	10,610
Total current assets	326,285	300,147
Property, plant and equipment, net of accumulated depreciation of $86,117 and $80,393, respectively	85,401	87,032
Goodwill	224,716	224,658
Intangible assets, net	305,395	300,837
Other assets	79,595	82,686
Total assets	$1,021,392	$995,360

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$50,261	$47,836
Accrued and other current liabilities	61,059	69,005
Current portion of long-term debt	561	561
Total current liabilities	111,881	117,402
Long-term debt	268,934	252,214
Retirement benefits payable	1,097	1,027
Other long-term liabilities	138,943	140,306
Total liabilities	520,855	510,949
Commitments and contingencies (See Note 14)
Redeemable noncontrolling interest	17,504	15,325
Equity:
Common shares, $0.01 par value	162	162
Additional paid-in capital	118,273	112,924
Treasury shares, at cost (890 and 576 shares, respectively)	(81,230)	(46,448)
Retained earnings	455,962	407,522
Accumulated other comprehensive loss	(10,134)	(5,074)
Total equity	483,033	469,086
Total liabilities, redeemable noncontrolling interest and equity	$1,021,392	$995,360

CSW INDUSTRIALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in thousands)	Six Months Ended September 30,
	2022	2021*
Cash flows from operating activities:
Net income	$53,952	$39,045
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,419	6,021
Amortization of intangible and other assets	10,917	14,507
Provision for inventory reserves	1,509	610
Provision for doubtful accounts	1,350	847
Share-based and other executive compensation	4,730	3,936
Net gain (loss) on disposals of property, plant and equipment	(11)	1
Net pension benefit	52	64
Net deferred taxes	(652)	(61)
Changes in operating assets and liabilities:
Accounts receivable	(3,180)	(12,576)
Inventories	(23,109)	(17,684)
Prepaid expenses and other current assets	(4,533)	568
Other assets	(238)	503
Accounts payable and other current liabilities	(939)	6,339
Retirement benefits payable and other liabilities	1,026	655
Net cash provided by operating activities	47,293	42,775
Cash flows from investing activities:
Capital expenditures	(4,516)	(4,941)
Proceeds from sale of assets	29	8
Cash paid for acquisitions	(21,500)	—
Proceeds from acquisitions true-up	—	1,381
Net cash used in investing activities	(25,987)	(3,552)
Cash flows from financing activities:
Borrowings on line of credit	77,797	22,000
Repayments of line of credit and term loan	(61,078)	(50,281)
Purchase of treasury shares	(37,567)	(3,181)
Payments of deferred loan costs	—	(2,327)
Proceeds from stock option activity	273	530
Proceeds from acquisition of redeemable noncontrolling interest shareholder	2,000	6,293
Dividends	(5,293)	(4,718)

Net cash used in financing activities	(23,868)	(31,684)
Effect of exchange rate changes on cash and equivalents	(499)	(298)
Net change in cash and cash equivalents	(3,061)	7,241
Cash and cash equivalents, beginning of period	16,619	10,088
Cash and cash equivalents, end of period	$13,558	$17,329

*Prior periods have been adjusted to reflect the change in inventory accounting method, as described in our fiscal 2022 Form 10-K.

Reconciliation of Non-GAAP Measures

We use adjusted earnings per share attributable to CSWI, adjusted net income attributable to CSWI, adjusted operating income, and adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue, cost of revenue, operating expense, operating income and net income attributable to CSWI, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. We also believe these measures are useful for investors to assess the operating performance of our business without the effect of non-recurring items. In the following tables, there could be immaterial differences in amounts presented due to rounding.

CSW INDUSTRIALS, INC.
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO CSWI TO ADJUSTED NET INCOME ATTRIBUTABLE TO CSWI
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
(Amounts in thousands, except share data)	2022	2021*	2022	2021*

GAAP Net income attributable to CSWI	$24,331	$18,171	$53,773	$38,633

Adjusting items, net of tax:
Purchase accounting effect	—	—	—	2,959
Adjusted Net Income attributable to CSWI	$24,331	$18,171	$53,773	$41,592

GAAP Net Income attributable to CSW Industrials, Inc. per diluted common share	$1.57	$1.15	$3.45	$2.45

Adjusting items, per diluted common share:
Purchase accounting effect	—	—	—	0.19
Adjusted Net Income attributable to CSW Industrials, Inc. per diluted common share	$1.57	$1.15	$3.45	$2.64

*Prior periods have been adjusted to reflect the change in inventory accounting method, as described in our fiscal 2022 Form 10-K.

CSW INDUSTRIALS, INC.
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO CSWI TO ADJUSTED EBITDA
(Unaudited)

(Amounts in thousands)	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021*	2022	2021*
GAAP Net Income attributable to CSWI	$24,331	$18,171	$53,773	$38,633
Plus: Income attributable to redeemable noncontrolling interest	(16)	188	179	412
GAAP Net Income	$24,315	$18,359	$53,952	$39,045

Adjusting Items:
Interest Expense	3,106	1,430	4,891	2,967
Income Tax Expense	7,936	6,170	17,556	12,677
Depreciation & Amortization	8,582	8,051	17,052	20,229
EBITDA	$43,939	$34,010	$93,452	$74,918
EBITDA % Revenue	23.0%	21.9%	23.9%	23.6%

*Prior periods have been adjusted to reflect the change in inventory accounting method, as described in our fiscal 2022 Form 10-K.

CSW INDUSTRIALS, INC.
RECONCILIATION OF SEGMENT OPERATING INCOME TO ADJUSTED SEGMENT OPERATING INCOME AND TO ADJUSTED SEGMENT EBITDA
(Unaudited)

(Amounts in thousands)	Three Months Ended September 30, 2022
		Engineered	Specialized
	Contractor	Building	Reliability	Corporate	Consolidated
	Solutions	Solutions	Solutions	and Other	Operations
Revenue, net	$130,304	$25,845	$36,887	$(1,845)	$191,192

GAAP Operating Income	$32,298	$3,501	$4,640	$(5,122)	$35,317
Adjusted Operating Income	$32,298	$3,501	$4,640	$(5,122)	$35,317
% Revenue	24.8%	13.5%	12.6%		18.5%
Adjusting Items:
Other Income (Expense)	242	(79)	(55)	(67)	40
Depreciation & Amortization	6,581	458	1,494	49	8,582
EBITDA	$39,121	$3,880	$6,079	$(5,140)	$43,939
% Revenue	30.0%	15.0%	16.5%		23.0%

(Amounts in thousands)	Three Months Ended September 30, 2021*
		Engineered	Specialized
	Contractor	Building	Reliability	Corporate	Consolidated
	Solutions	Solutions	Solutions	and Other	Operations
Revenue, net	$103,347	$23,834	$28,458	$(54)	$155,585

GAAP Operating Income	$26,753	$2,334	$1,208	$(4,203)	$26,092
Adjusted Operating Income	$26,753	$2,334	$1,208	$(4,203)	$26,092
% Revenue	25.9%	9.8%	4.2%		16.8%
Adjusting Items:
Other Income (Expense)	(245)	179	(25)	(42)	(133)
Depreciation & Amortization	5,874	502	1,542	132	8,051
EBITDA	$32,382	$3,014	$2,726	$(4,113)	$34,010
% Revenue	31.3%	12.6%	9.6%		21.9%

*Prior periods have been adjusted to reflect the change in inventory accounting method, as described in our fiscal 2022 Form 10-K.

CSW INDUSTRIALS, INC.
RECONCILIATION OF SEGMENT OPERATING INCOME TO ADJUSTED SEGMENT OPERATING INCOME AND TO ADJUSTED SEGMENT EBITDA
(Unaudited)
(Amounts in thousands)	Six Months Ended September 30, 2022
		Engineered	Specialized
	Contractor	Building	Reliability	Corporate	Consolidated
	Solutions	Solutions	Solutions	and Other	Operations
Revenue, net	$267,932	$54,359	$72,624	$(3,789)	$391,126

GAAP Operating Income	$68,587	$7,915	$9,737	$(10,049)	$76,190
Adjusting Items:
Adjusted Operating Income	$68,587	$7,915	$9,737	$(10,049)	$76,190
% Revenue	25.6%	14.6%	13.4%		19.5%
Adjusting Items:
Other Income (Expense)	551	(158)	(51)	(133)	210
Depreciation & Amortization	12,989	909	3,055	99	17,052
Adjusted EBITDA	$82,127	$8,666	$12,742	$(10,084)	$93,452
% Revenue	30.7%	15.9%	17.5%		23.9%

(Amounts in thousands)	Six Months Ended September 30, 2021*
		Engineered	Specialized
	Contractor	Building	Reliability	Corporate	Consolidated
	Solutions	Solutions	Solutions	and Other	Operations
Revenue, net	$213,589	$49,484	$53,904	$(127)	$316,850

GAAP Operating Income	$56,265	$6,188	$1,906	$(9,365)	$54,994
Adjusting Items:
Purchase Accounting Effect	3,919	—	—	—	3,919
Adjusted Operating Income	$60,184	$6,188	$1,906	$(9,365)	$58,913
% Revenue	28.2%	12.5%	3.5%		18.6%
Adjusting Items:
Other Income (Expense)	(254)	21	6	(78)	(305)
Depreciation & Amortization	15,805	1,068	3,091	266	20,229
Purchase Accounting Effect	(3,919)	—	—	—	(3,919)
EBITDA	$71,816	$7,277	$5,002	$(9,176)	$74,918
% Revenue	33.6%	14.7%	9.3%		23.6%

*Prior periods have been adjusted to reflect the change in inventory accounting method, as described in our fiscal 2022 Form 10-K.